                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                              Main Street Trust, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             MAIN STREET TRUST, INC.


                                  May 15, 2000


Dear Fellow Shareholder:

     On behalf of the board of directors and management of Main Street Trust, Inc., I cordially invite and encourage you to attend the annual meeting of shareholders of Main Street, to be held at 7:00 p.m. on Tuesday, June 20, 2000, at The Forum at Carle, 611 West Park Street, Urbana, Illinois. A reception will be held beginning at 6:00 p.m. where you can meet and talk with directors and other members of management. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement discuss the business to be conducted at the meeting. At the meeting we shall report on our operations, our progress following our March 23, 2000 merger of BankIllinois Financial Corporation and First Decatur Bancshares, Inc. and the outlook for the year ahead. This is an exciting time for us as Main Street now ranks as one of the largest independent financial services companies in Illinois.

     Your board of directors has nominated four persons to serve as Class I directors. Each of the nominees are incumbent directors. The board of directors has also approved the adoption of a stock incentive plan, which must be approved by the shareholders to become effective. We recommend that you vote your shares for the director nominees and in favor of the stock incentive plan.

     We encourage you to attend the meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. This will ensure that your shares are represented at the meeting.

     If you have any questions concerning these matters, please do not hesitate to contact me at (217) 351-6500. We look forward to the opportunity to visit with you.


                                   Sincerely,

                                   /s/ Van A. Dukeman

                                   Van A. Dukeman
                                   President and Chief Executive Officer



--------------------------------------------------------------------------------
    100 West University Avenue o Champaign, IL 61820 o Phone: (217) 351-6500

                             MAIN STREET TRUST, INC.
                           100 WEST UNIVERSITY AVENUE
                            CHAMPAIGN, ILLINOIS 61820
                                 (217) 351-6500


                                    NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 20, 2000



To the Shareholders of

     MAIN STREET TRUST, INC.

     The annual meeting of the shareholders of Main Street Trust, Inc., an Illinois corporation, will be held at The Forum at Carle, 611 West Park Street, in Urbana, Illinois, on Tuesday, June 20, 2000, at 7:00 p.m., local time, for the following purposes:

     1.   to elect four Class I directors for a term of three years.

     2.   to approve the Main Street Trust, Inc. 2000 Stock Incentive Plan.

     3. to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

     The board of directors has fixed the close of business on May 1, 2000, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.



                                   By Order of the Board of Directors

                                   /s/ Van A. Dukeman

                                   Van A. Dukeman
                                   President and CEO

Champaign, Illinois
May 15, 2000

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the board of directors of Main Street Trust, Inc. of proxies to be voted at the annual meeting of shareholders to be held at The Forum at Carle, 611 West Park Street, Urbana, Illinois, on Tuesday, June 20, 2000, at 7:00 p.m., local time, and at any adjournments or postponements of the meeting.

     The board of directors would like to have all shareholders represented at the meeting. Regardless of whether you expect to be present, please sign and mail your proxy card in the enclosed self-addressed, postage-paid envelope to:
Main Street Trust, Inc., 100 West University Avenue, Champaign, Illinois 61820,
Attention: Mr. Van A. Dukeman, President and Chief Executive Officer. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the meeting.

     The mailing address of Main Street's principal executive offices is 100 West University Avenue, Champaign, Illinois 61820. This proxy statement and the accompanying proxy card are being mailed to shareholders on or about May 15, 2000.

     Only holders of Main Street's common stock, par value $0.01 per share, of record at the close of business on May 1, 2000, will be entitled to vote at the annual meeting or any adjournments or postponements of the meeting. On May 1, 2000, Main Street had 10,067,001 shares of common stock issued and outstanding. In the election of the directors, and for all other matters to be voted upon at the meeting, each issued and outstanding share of common stock is entitled to one vote. All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at the meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the nominees and for adoption of the proposal set forth in this proxy statement.

     A majority of the shares of the common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. Directors shall be elected by a plurality of the votes present in person or represented by proxy to vote. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter shall be required to constitute shareholder approval. Abstentions will be treated as votes against a proposal and broker non-votes will have no effect on the vote.

     Main Street Trust, Inc. was incorporated under the laws of the state of Illinois in August, 1999 to be the surviving corporation of the merger by and between BankIllinois Financial Corporation and First Decatur Bancshares, Inc. This merger was completed on March 23, 2000. As a result of the merger transaction, Main Street became the holding company of BankIllinois, an Illinois state bank, the First National Bank of Decatur, a national banking organization, and the First Trust Bank of Shelbyville, an Illinois state bank. In addition, Main Street also is the parent company for FirsTech, Inc., a remittance processing company.

                              ELECTION OF DIRECTORS

     At the annual meeting of the shareholders to be held on June 20, 2000, the shareholders will be entitled to elect four Class I directors for a term expiring in 2003. The directors of Main Street are divided into three classes having staggered terms of three years. Each of the nominees for election as Class I directors are incumbent directors. Main Street has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

     Set forth below is information, as of May 1, 2000, concerning the nominees for election and for the other persons whose terms of office will continue after the meeting, including age, year first elected a director of either

BankIllinois Financial or First Decatur as well as each director's business experience during the previous five years. Each nominee, if elected at the annual meeting, will serve as a Class I director for a three year term expiring in 2003.

     The board of directors recommends a vote FOR each of the nominees.

                                    NOMINEES

                                                     POSITION WITH MAIN STREET, ITS SUBSIDIARIES
                                                     AND THE PREDECESSOR COMPANIES
NAME                                  DIRECTOR       AND OCCUPATION FOR
(AGE)                                 SINCE(1)       THE LAST FIVE YEARS
CLASS I
(TERM EXPIRES 2003)

Frederic L. Kenney                    1996           Director of Main Street; Director of First Decatur
(Age 41)                                             (1996-2000); Attorney for Winters, Featherstun, Gaumer,
                                                     Kenney, Postlewait and Stocks (1983-present)

Gregory B. Lykins                     1994           Director, Vice Chairman of the Board of Main Street; Director
(Age 52)                                             and Chairman of the Board of BankIllinois Financial and
                                                     BankIllinois (1998-2000); Director, Chairman of the Board and
                                                     Chief Executive Officer of BankIllinois Financial and
                                                     BankIllinois (1994-1998)

August C. Meyer, Jr.                  1962           Director of Main Street; Director of BankIllinois Financial
(Age 62)                                             (1962-2000); President, Midwest Television, Inc.
                                                     (1976-present)

Phillip C. Wise                       1999           Director and Executive Vice President of Main Street;
(Age 61)                                             Director and President of First Decatur (1999-2000); Senior
                                                     Vice President of First Decatur (1997-1999); President of
                                                     First of America Bank (1967-1997)

                              CONTINUING DIRECTORS
CLASS II
(TERM EXPIRES 2001)

George T. Shapland                    1994           Director of Main Street; Director of BankIllinois Financial
(Age 69)                                             (1994-2000); President, Shapland Management Co. (1990-present)

Thomas G. Sloan                       1995           Director of Main Street; Director of First Decatur
(Age 51)                                             (1995-2000); President and Chief Executive Officer of Sloan
                                                     Implement Co., Inc. (a John Deere implement dealer in
                                                     Assumption, Illinois) (1971-present)

Roy V. Van Buskirk                    1991           Director of Main Street; Director of BankIllinois Financial
(Age 69)                                             (1991-2000); Chief Executive Officer of Bacon and Van Buskirk
                                                     Glass Company, Illini Pella, Inc. and Danville Bacon and Van
                                                     Buskirk Glass Company, Inc. (1968-1997)

                                                     POSITION WITH MAIN STREET, ITS SUBSIDIARIES
                                                     AND THE PREDECESSOR COMPANIES
NAME                                  DIRECTOR       AND OCCUPATION FOR
(AGE)                                 SINCE(1)       THE LAST FIVE YEARS
H. Gale Zacheis                       1990           Director of Main Street; Director of First Decatur
(Age 61)                                             (1990-2000); practicing surgeon and physician in Decatur,
                                                     Illinois (1973-present)

CLASS III
(TERM EXPIRES 2002)

David J. Downey                       1992           Director of Main Street; Director of BankIllinois Financial
(Age 58)                                             (1992-2000); President of The Downey Group, Inc. (estate
                                                     planning, wealth transfer and executive compensation
                                                     organization) (1963-present)

Van A. Dukeman                        1994           Director, President and Chief Executive Officer of Main
(Age 41)                                             Street and BankIllinois; Director, President and Chief
                                                     Executive Officer of BankIllinois Financial and BankIllinois
                                                     (1998-2000); Director and President of BankIllinois Financial
                                                     and BankIllinois (1994-1998)

Larry D. Haab                         1987           Director of Main Street; Director of First Decatur
(Age 62)                                             (1987-2000); Director, President and Chief Executive Officer
                                                     of Illinois Power Company (a public electric and gas utility)
                                                     (1991-1998); Director of Illinova, the holding company of Illinois
                                                     Power Company; consultant to Illinova (1998-present)

John W. Luttrell                      1962           Director and Chairman of the Board of Main Street; Director
(Age 68)                                             and Chairman of the Board of First Decatur and the First
                                                     National Bank of Decatur (1999-2000); Director, President and
                                                     Chief Executive Officer of First Decatur (1994-1999);
                                                     Director, President and Chief Executive Officer of the First
                                                     National Bank of First Decatur (1967-1997)

Gene A. Salmon                        1991           Director of Main Street; Director of BankIllinois Financial
(Age 55)                                             (1991-2000); President, Cross Construction, Inc.
                                                     (1979-present)

-----------------------------

(1) Indicates the year first elected to the board of directors of BankIllinois Financial Corporation or First Decatur Bancshares, Inc., the predecessor companies to Main Street.

     All of Main Street's directors will hold office for the terms indicated, or until their respective successors are duly elected and qualified, and all executive officers hold office for a term of one year. There are no arrangements or understandings between any of the directors, executive officers or any other person pursuant to which any of Main Street's directors or executive officers have been selected for their respective positions. Non-employee directors of Main Street will receive no cash compensation for their service in 2000. Non-employee directors have received fully vested options to purchase 5,000 shares of common stock for serving on the boards of directors and committees of Main Street and its subsidiaries. It is anticipated that options will be granted to the directors as compensation in the future on an annual basis. Other than Mr. Luttrell, who received fully vested options to purchase 5,000 shares of common stock, directors of Main Street who are also employees were not separately compensated for service on such boards or committees.

BOARD COMMITTEES AND MEETINGS

     A total of eleven regularly scheduled and special meetings were held by the board of directors of BankIllinois Financial during 1999, and a total of thirteen regularly scheduled and special meetings were held by the board of directors of First Decatur in 1999. During 1999, all directors for both BankIllinois Financial and First Decatur attended at least 75% of the meetings of the board and the committees on which they served. Main Street has an audit committee and a compensation committee, which are both modeled after the committees established by BankIllinois Financial.

     Members of the Main Street audit committee for 2000 are Messrs. H. Gale Zacheis (Chair), Gene A. Salmon, Thomas G. Sloan and Roy V. Van Buskirk, and Messrs. Van A. Dukeman, Gregory B. Lykins and Phillip C. Wise serve EX OFFICIO.. The audit committee reports to the board of directors and has the responsibility to review and approve internal control procedures, accounting practices and reporting activities of the subsidiaries. The committee also has the responsibility for establishing and maintaining communications between the board and the independent auditors and regulatory agencies. The audit committee reviews with the independent auditors the scope of their examinations, with particular emphasis on the areas to which either the audit committee or the auditors believe special attention should be directed. McGladrey & Pullen LLP served as the independent auditor for BankIllinois Financial in 1999. The audit committee also reviews the examination reports of regulatory agencies and reports to the full board regarding matters discussed therein. Finally, it oversees the establishment and maintenance of effective controls over the business operations of the subsidiaries. The audit committee for BankIllinois Financial met four times in 1999.

     The members of the Main Street compensation committee for 2000 are Messrs. Roy V. Van Buskirk (Chair), David J. Downey, Larry D. Haab, Frederic L. Kenney and August C. Meyer, Jr., and Messrs. Van A. Dukeman, Gregory B. Lykins and Phillip C. Wise serve EX OFFICIO.. The compensation committee reports to the board of directors and has responsibility for all matters related to compensation of executive officers of Main Street, including review and approval of base salaries, review of salaries of executive officers compared to other financial services holding companies in the region, fringe benefits, including modification of the retirement plan, and incentive compensation. The compensation committee also reviews compensation to be paid to Main Street's directors for service on the board of directors and attendance at board and committee meetings. The compensation committee for BankIllinois Financial met two times in 1999.

     Main Street's full board of directors will consider nominations to the board submitted by shareholders if nominations are made in writing and otherwise comply with Section 3.4 of Main Street's bylaws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Directors and officers of BankIllinois Financial and First Decatur and their respective subsidiaries were customers, of and had transactions with, BankIllinois Financial and First Decatur during 1999. Additional transactions may be expected to take place in the future with Main Street. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Management believes that the terms of these services were no less favorable to BankIllinois Financial or First Decatur than would have been obtained from non-affiliated parties.

     During 1999, BankIllinois Financial incurred approximately $64,000 in construction costs for services provided by Cross Construction, Inc. Mr. Salmon, a former director of BankIllinois Financial, serves as the President of Cross Construction. In November 1999, BankIllinois entered into a lease agreement with Midwest Television, Inc. for office space located in BankIllinois' and Main Street's main office building located at 100

West University Avenue, Champaign. Mr. Meyer, a director of Main Street, serves as president of Midwest Television, Inc., and owns 100% of Midwest Television, Inc., individually, and as trustee. Lease payments will total approximately $82,000 annually. In addition, BankIllinois leases space from Mr. Meyer in a building which is used for BankIllinois' campus branch banking operations, with lease payments totaling approximately $54,000 annually. Mr. Robert M. Pancoast, Director and President of First Trust Bank of Shelbyville, owns and operates Shelbyville Abstract and Title Corporation, a real estate abstract and title company located in Shelbyville, Illinois, which does real estate work for First Bank and Trust of Shelbyville. Management believes that the terms of these services were no less favorable to BankIllinois Financial, First Decatur or Main Street than would have been obtained from non-affiliated parties.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding Main Street's common stock beneficially owned on May 1, 2000 with respect to all persons known to Main Street to be the beneficial owner of more than five percent of the common stock, each director and nominee and all directors and executive officers of Main Street as a group.

NAME OF INDIVIDUAL AND                           AMOUNT AND NATURE OF                          PERCENT
NUMBER OF PERSONS IN GROUP                      BENEFICIAL OWNERSHIP(1)                       OF CLASS
--------------------------                      -----------------------                       --------
DIRECTORS AND NOMINEES

David J. Downey(2)                                       327,393                                 3.2%
Van A. Dukeman(3)                                        199,006                                 2.0%
Larry D. Haab(4)                                          13,353                                 *
Frederic L. Kenney(5)                                     36,861                                 *
John W. Luttrell(6)                                       84,899                                 *
Gregory B. Lykins(7)                                     416,776                                 4.1%
August C. Meyer, Jr.(8)                                1,653,575                                16.4%
Gene A. Salmon                                           104,072                                 1.0%
George T. Shapland                                       325,957                                 3.2%
Thomas G. Sloan                                           35,525                                 *
Roy V. Van Buskirk                                        45,405                                 *
Phillip C. Wise(9)                                         6,197                                 *
H. Gale Zacheis(10)                                       17,939                                 *

NAMED EXECUTIVE OFFICERS

David B. White                                            23,142                                 *
Milton J. Brahier(11)                                     18,412                                 *

All directors and executive
officers as a group
(15 persons)                                           3,308,512                                31.5%

----------------------

*    Less than one percent.

(1) The information contained in this column is based upon information furnished to Main Street by the persons named above and the members of the designated group. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Pursuant to the rules of the Securities and Exchange Commission, shares obtainable through the exercise of options which are currently exercisable, or which will become exercisable within 60 days of the date of the information contained in this table, are included as beneficially owned. The number of shares obtainable through options and included in this table are as follows: 18,240 shares for Messrs. Downey, Meyer, Salmon, Shapland and Van Buskirk; 5,000 shares for Messrs. Haab, Kenney, Sloan and Zacheis; 29,570 shares for Mr. Luttrell; 17,780 shares for Mr. White; 2,457 shares for Mr. Brahier;

     and 137,239 shares for Messrs. Dukeman and Lykins. Each director and officer has no voting and sole investment power over such shares. Inclusion of shares shall not constitute an admission of beneficial ownership or voting or investment power over such shares.

(2) Includes 171 shares owned by Mr. Downey's spouse over which Mr. Downey has shared voting and sole investment power.

(3) Includes 2,100 shares owned by Mr. Dukeman's spouse over which Mr. Dukeman has shared voting and sole investment power.

(4) Includes 2,457 shares owned by Mr. Haab's spouse over which Mr. Haab has shared voting and sole investment power.

(5) Includes 26,494 shares owned by Mr. Kenney's spouse over which Mr. Kenney has shared voting and sole investment power; 1,638 shares owned jointly with Mr. Kenney's spouse over which Mr. Kenney has shared voting and sole investment power; and 1,905 shares held by Mr. Kenney's minor children over which Mr. Kenney has shared voting and sole investment power.

(6) Includes 6,552 shares owned by Mr. Luttrell's spouse over which Mr. Luttrell has shared voting and sole investment power.

(7) Includes 3,819 shares owned by Mr. Lykins' spouse over which Mr. Lykins has shared voting and sole investment power.

(8) Includes 1,373,659 shares held in certain trusts for which Mr. Meyer serves as trustee. Mr. Meyer exercises sole voting and investment power over such shares. Also includes 61,321 shares held by Mr. Meyer's spouse. Mr. Meyer disclaims beneficial ownership over all such shares.

(9) Includes 2,745 shares owned by Mr. Wise's spouse over which he has shared voting and sole investment power. Also includes 3,276 shares owned jointly with Mr. Wise's spouse over which Mr. Wise has shared voting and sole investment power.

(10) Includes 6,552 shares held in trust over which Mr. Zacheis has no voting and no investment power. Also includes 982 shares held by Mr. Zacheis' spouse over which Mr. Zacheis has shared voting and sole investment power.

(11) Includes 2,948 shares owned jointly with Mr. Brahier's spouse over which Mr. Brahier has shared voting and sole investment power. Also includes 2,994 shares held in trust for which Mr. Brahier's spouse serves as trustee.


AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

     Certain principal shareholders of Main Street are party to an Amended and Restated Shareholders' Agreement. These shareholders originally entered into the Shareholders' Agreement as stockholders of BankIllinois Financial. This Shareholder's Agreement remains in effect in regard to each party's holdings of Main Street common stock. The agreement affects the purchase and sale of the common stock of Main Street owned by the parties thereto. The parties to the agreement are August C. Meyer, Jr. and certain related entities, David J. Downey, George T. Shapland, Gregory B. Lykins and Van A. Dukeman.

     The Shareholders' Agreement provides that the parties to the agreement may not make voluntary transfers of their shares of Main Street stock except for transfers to each other, family transfers, certain pledges and certain open market sales. Parties to the Shareholders' Agreement are permitted to sell shares on the open market, but only after the other parties have elected not to exercise a right of first refusal to purchase the shares. In the event any party to the agreement purchases shares from any third party, the purchasing shareholder must allow the other parties the right to purchase a proportionate amount of such shares. In addition, involuntary transfers occurring upon death are permitted.

     Each party to the Shareholders' Agreement other than August C. Meyer, Jr. has the right to put his shares to Mr. Meyer, in which event Mr. Meyer will be obligated to purchase all such shares subject to the rights of the other parties to join in the purchase on a proportionate basis. If a put is exercised, and within 18 months thereafter there is a sale of Main Street, any profits realized on the sale of the put shares must be repaid to the party that previously exercised the put. The Shareholders' Agreement will terminate in 2005, unless otherwise terminated by the parties.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows the compensation earned during the three most recently completed fiscal years by Main Street's chief executive officer and the four other most highly compensated executive officers of BankIllinois Financial and First Decatur on a combined basis (including those employed by their respective subsidiaries) whose 1999 salary and bonus exceeded $100,000:

=============================================================================================================================
                                                         SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  LONG TERM
                                                                                                COMPENSATION
                                                                 ANNUAL COMPENSATION               AWARDS
                                                ----------------------------------------------------------------
               (a)                     (b)              (c)            (d)            (e)            (g)             (i)
            NAME AND                                                                              SECURITIES      ALL OTHER
       PRINCIPAL POSITION              YEAR          SALARY($)       BONUS($)       OTHER($)      UNDERLYING     COMPENSATION
        WITH MAIN STREET                                                                           OPTIONS/          ($)
                                                                                                    SARs(1)
=============================================================================================================================
John W. Luttrell(2)                    1997          $210,000        $ 30,000          --              --           $15,055
Chairman of the Board                  1998           210,000          37,500          --              --            11,155
                                       1999           210,000          39,000          --              --            11,207
-----------------------------------------------------------------------------------------------------------------------------
Gregory B. Lykins(3)                   1997          $180,000        $ 40,000          --              3,472        $18,550
Vice Chairman of the Board             1998           134,307          50,000       $3,792             5,512         17,329
                                       1999           102,962         100,000          --              5,250         18,966
-----------------------------------------------------------------------------------------------------------------------------
Van A. Dukeman(4)                      1997          $127,000        $ 40,000          --              3,472        $13,445
President and Chief                    1998           151,346          60,000       $1,729             5,512         14,207
Executive Officer                      1999           154,231         100,000          --              5,250         16,825
-----------------------------------------------------------------------------------------------------------------------------
Milton J. Brahier(5)                   1997          $135,000        $ 20,000          --                --         $ 7,306
President of the First                 1998           145,000          25,000          --                --           7,763
National Bank of Decatur               1999           154,000          30,000          --                --           7,317
-----------------------------------------------------------------------------------------------------------------------------
David B. White(6)                      1997          $ 95,000        $ 15,000          --              3,472        $ 9,395
Executive Vice                         1998           107,115          22,000       $1,625             3,307         10,639
President, Treasurer and Chief         1999           107,962          25,000          --              3,150         12,012
Financial Officer
-----------------------------------------------------------------------------------------------------------------------------

---------------

(1)  As adjusted for stock dividends.

(2) Prior to the merger in March, 2000, Mr. Luttrell was the President and Chief Executive Officer of First Decatur. All other compensation includes First Decatur's contributions under its employee stock ownership plan and amounts paid for premiums on insurance policies with respect to Mr. Luttrell. These amounts were $10,901 and $4,154 for Mr. Luttrell in 1997, $6,729 and $4,426 in 1998 and $6,597 and $4,610 in 1999.

(3) Prior to the merger in March, 2000, Mr. Lykins was Chairman of the Board of BankIllinois Financial. All other compensation includes BankIllinois Financial's contributions under its 401(K) Plan, Non-Qualified Retirement Plan, Profit Sharing Plan and amounts paid for premiums on insurance policies with respect to Mr. Lykins. These amounts were $3,200, $3,400, $8,000 and $3,950 for Mr. Lykins for 1997, $1,590, $2,329, $8,800 and
     $4,610 for 1998, and $800, $5,288, $8,800 and $4,078 for 1999.

(4) Prior to the merger in March, 2000, Mr. Dukeman was President and Chief Executive Officer of BankIllinois Financial. All other compensation includes BankIllinois Financial's contributions under its 401(K) Plan, Non-Qualified Retirement Plan, Profit Sharing Plan and amounts paid for premiums on insurance policies with respect to Mr. Dukeman. These amounts were $3,200, $1,810, $8,000 and $435 for Mr. Dukeman for 1997, $1,787, $3,140, $8,800 and $480 for 1998, and $800, $6,826,
     $8,800 and $399 for 1999.

(5) Mr.Brahier is President of the First National Bank of First Decatur. All other compensation includes First Decatur's contributions under its employee stock ownership plan and amounts paid for premiums on insurance policies with respect to Mr. Brahier. These amounts were $6,495 and $627 for Mr. Brahier in 1997, $6,453 and $700 in 1998 and $6,597 and $720 in
     1999.

(6) Prior to the merger in March, 2000, Mr. White was the Executive Vice President and Chief Financial Officer of BankIllinois Financial. All other compensation includes BankIllinois Financial's contributions under its 401(K) Plan, Non-Qualified Retirement Plan, Profit Sharing Plan and amounts paid for premiums on insurance policies with respect to Mr. White. These amounts were $2,200, $1,705, $5,200 and $290 for Mr. White for 1997,
     $1,570, $2,072, $6,695 and $302 for 1998, and $665, $4,347, $6,685 and $315
     for 1999.

STOCK OPTION INFORMATION

     The following table sets forth certain information concerning the number and value of stock options granted in the last fiscal year to the individuals named in the Summary Compensation Table. The options granted and potential value realized are not adjusted for the merger in March, 2000 and are as of December 31, 1999.

===================================================================================================================================
                                                OPTION GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------------------------------------------
                                                        INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Potential realizable value
                                                                                                         at assumed annual rates of
                                                                                                          stock price appreciation
                                                                                                               for option term
===================================================================================================================================
           (a)                 (b)                (c)                  (d)                 (e)              (f)              (g)
                             Options      % of Total Options     Exercise or Base       Expiration
          Name               Granted          Granted to         Price ($/Sh)(2)           Date            5%($)            10%($)
                            (#)(1)(2)        Employees in
                                            Fiscal Year(2)
-----------------------------------------------------------------------------------------------------------------------------------
  John W. Luttrell                --                --                    --                   --              --                --
-----------------------------------------------------------------------------------------------------------------------------------
  Gregory B. Lykins            5,250             10.0%               $ 21.79             03/15/04         $ 31,605         $ 69,841
-----------------------------------------------------------------------------------------------------------------------------------
  Van A. Dukeman               5,250             10.0%                 21.79             03/15/04           31,605           69,841
-----------------------------------------------------------------------------------------------------------------------------------
  Milton J. Brahier               --                --                    --                    --              --               --
-----------------------------------------------------------------------------------------------------------------------------------
  David B. White               3,150              6.0%                 21.79             03/15/04           18,964           41,904
-----------------------------------------------------------------------------------------------------------------------------------

(1) Such options vest over a three-year period. Options will vest in their entirety upon the occurrence of a change in control. Percentages are calculated based upon total number of employees at First Decatur for Mr. Luttrell and BankIllinois Financial for Messrs. Lykins, Dukeman and White.


(2)  As adjusted for stock dividends.

     The following table sets forth certain information concerning the exercisable and nonexercisable stock options at December 31, 1999, held by the individuals named in the Summary Compensation Table. The shares and values are not adjusted for the merger in March, 2000.


==================================================================================================================================
                                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END

                                                          OPTION VALUES
----------------------------------------------------------------------------------------------------------------------------------
                                    SHARES                           NUMBER OF SECURITIES
                                   ACQUIRED                         UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-MONEY
                                      ON             VALUE             OPTIONS AT FY-END                    OPTIONS
             NAME                  EXERCISE         REALIZED                (#)(d)                     AT FY-END ($)(e)
            (#)(a)                  (#)(b)           ($)(c)        EXERCISABLE UNEXERCISABLE       EXERCISABLE UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------------------
  John W. Luttrell                   ---               ---           15,000         ---          $   226,200       $    ---
----------------------------------------------------------------------------------------------------------------------------------
  Gregory B. Lykins                  ---               ---          130,633       6,245            2,201,381         18,966
----------------------------------------------------------------------------------------------------------------------------------
  Van A. Dukeman                     ---               ---          130,633       6,245            2,201,381         18,966
----------------------------------------------------------------------------------------------------------------------------------
  Milton J. Brahier                  ---               ---            1,500         ---               22,620            ---
----------------------------------------------------------------------------------------------------------------------------------
  David B. White                     550           $ 9,640           17,106       3,823              237,148         12,152
----------------------------------------------------------------------------------------------------------------------------------

EMPLOYMENT AGREEMENTS

     Main Street has entered into employment agreements with certain of its executive officers, including the executive officers named in the Summary Compensation Table, and has agreed to an agreement in principle with John W. Luttrell, which will be consistent with the other agreements. Each employment agreement provides for an initial term of one year and, at the end of its initial term as well as any subsequent term, is automatically extended for one year until either Main Street or the employee gives written notice to the contrary. Each agreement terminates upon the employee's death, disability, discharge for cause or in the event of "constructive discharge" or a change of control (as defined in the employment agreements). The employment agreements are also terminable by the employee or Main Street upon 90 days' notice to the other party.

     The employment agreements set forth the salaries, bonuses and benefits to be provided to the respective officer and provide for severance payments in the event employment is terminated by Main Street without cause or in the event of a "constructive discharge." The "severance payment" each officer would be entitled to receive in such a case equals the sum of the applicable base salary, the officer's most recent performance bonus and the value of contributions under retirement and employee benefit plans that would have been made through the term of the agreement.

     In the event employment is terminated within one year of a change of control, or at any time by Main Street or its successor for any reason other than death or disability, the affected officer would be entitled to receive two times the severance payment. The amounts payable upon a change of control are subject to reduction, if necessary, to prevent certain adverse tax treatment.

     The employment agreements also provide that the respective officer may not compete within a 50-mile radius of either First National Bank of Decatur's or BankIllinois' main office, depending on the executive officer's principal place of business, or against Main Street or any successor, for one year following the termination of their employment agreement. Each employment agreement also requires Main Street to indemnify and to advance certain legal expenses to the covered employee to the maximum extent permitted by law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Main Street's compensation committee will establish compensation and benefits for the chief executive officer and will review and recommend compensation and benefits for other officers and employees of the subsidiaries. During 1999, no executive officer of BankIllinois Financial served as a member of the compensation committee of another entity in which one of the executive officers of such entity served on BankIllinois Financial's compensation committee, the board of directors of another entity in which one of the executive officers of such entity served on BankIllinois Financial's compensation committee or the compensation committee of another entity in which one of the executive officers of such entity served as a member of BankIllinois Financial's board of directors. It is expected that this will remain the case with Main Street's compensation committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Main Street's compensation program is administered by the compensation committee. The vice chairman and chief executive officer serve on this and all committees ex-officio, but on none as chairman.

     In determining appropriate levels of executive compensation, the committee has at its disposal independent reference information regarding compensation ranges and levels for executive positions in comparable companies. In determining compensation to be paid to executive officers, primary consideration is given to quality, long-term earnings growth accomplished by achieving both financial and non-financial goals such as earnings per share, return on assets and return on equity. The objectives of this philosophy are to:

     -    encourage consistent and competitive return to shareholders,

     -    reward Main Street and individual performances,

     - provide financial rewards for performance by those having a significant impact on corporate profitability, and

     - provide competitive compensation in order to attract and retain key personnel.

     There are three basic components to the total compensation of all key executives -- base salary, incentive bonus and long-term incentive compensation. The salary component is reflective of levels of responsibility, authority and performance, relative to similar positions in the banking industry. The incentive portion is directly related to financial performance, as measured by net income, return on average assets, and other financial factors. Main Street maintains the stock incentive plan to reward senior executives of Main Street for outstanding performance and to help Main Street attract and retain qualified personnel in key positions. The stock option plan is further designed to give key employees a proprietary interest in Main Street as an incentive to contribute to the success of Main Street. Awards under the plan are determined by the compensation committee based on each respective officer's level of responsibility, overall performance and significance to Main Street's future growth and profitability.

               Roy V. Van Buskirk (Chair)    August C. Meyer, Jr.
               David J. Downey               Van A. Dukeman (Ex-Officio)
               Larry D. Haab                 Gregory B. Lykins, (Ex-Officio)
               Frederic L. Kenney            Phillip C. Wise (Ex-Officio)

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The following graph shows a comparison of cumulative total returns for BankIllinois Financial, the Nasdaq Stock Market and an index of Nasdaq bank stocks with total assets of $500 million to $1 billion. Because the Securities and Exchange Commission considers BankIllinois Financial as the continuing entity for accounting purposes as a result of the merger with First Decatur into Main Street, the following graph only presents the performance of BankIllinois Financial's common stock.

     The cumulative total shareholder return computations assume the investment of $100 on January 25, 1996. Figures for BankIllinois Financial's common stock represent inter-dealer quotations, without retail markups, mark downs or commissions and do not necessarily represent actual transactions. The graph was prepared at our request by SNL Securities L.C., Charlottesville, Virginia.

                            TOTAL RETURN PERFORMANCE

[EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHICS]

                                                                  PERIOD ENDING
                                             ----------------------------------------------------------
INDEX                                         01/25/96    12/31/96    12/31/97    12/31/98    12/31/99
-------------------------------------------------------------------------------------------------------
BankIllinois Financial Corporation             $100.00     $108.93     $135.71     $176.01     $190.56
NASDAQ - Total US*                              100.00      125.20      153.39      216.30      400.94
SNL $500M-$1B Bank Index                        100.00      122.93      199.82      196.47      181.87

* SOURCE: CRSP, CENTER FOR RESEARCH IN SECURITY PRICES, GRADUATE SCHOOL OF BUSINESS, THE UNIVERSITY OF CHICAGO 1999.

                     PROPOSAL TO ADOPT STOCK INCENTIVE PLAN

     On March 23, 2000, the board of directors adopted resolutions approving the Main Street Trust, Inc. 2000 Stock Incentive Plan, subject to shareholder approval, to promote equity ownership of Main Street by certain directors, officers and employees of the Main Street and its subsidiaries, to increase their proprietary interest in the success of Main Street, and to encourage them to remain in the employ of Main Street. Reference is made to Exhibit A to this proxy statement for the complete text of the Incentive Plan, which is summarized below.

ADMINISTRATION

     The incentive plan is to be administered by the board or a committee appointed by the board, which if so appointed such committee shall be known as the Stock Incentive Plan Administrative Committee. The board, or if applicable, the stock incentive committee, will have the authority, to select the persons to whom awards may be granted, to determine the terms of each award, to interpret the provisions of the incentive plan and to make all other determinations that it may deem necessary or advisable for the administration of the incentive plan.

     The incentive plan provides for the grant of "incentive stock options," as defined under Section 422(b) of the Internal Revenue Code of 1986, as amended, options that do not so qualify (referred to herein as "nonstatutory options"), restricted stock and stock appreciation rights, as determined in each individual case by the stock incentive committee. The board of directors has reserved 2,000,0000 shares of common stock for issuance under the incentive plan. In general, if any award (including an award granted to a non-employee director) granted under the incentive plan expires, terminates, is forfeited or is cancelled for any reason, the shares of common stock allocable to such award may again be made subject to an award granted under the incentive plan.

AWARDS

     Directors, officers and employees of Main Street and its subsidiaries are eligible to receive grants under the incentive plan. Awards may be granted subject to a vesting requirement and in any event will become fully vested upon a merger or change of control of Main Street. The exercise price of incentive stock options granted under the incentive plan must be at least equal to the fair market value of the common stock subject to the option (determined as provided in the incentive plan) on the date the option is granted. The exercise price of nonstatutory options and stock appreciation rights will be determined by the stock incentive committee.

     An incentive stock option granted under the incentive plan to an employee owning more than 10% of the total combined voting power of all classes of capital stock of Main Street is subject to the further restriction that such option must have an exercise price of at least 110% of the fair market value of the shares of common stock issuable upon exercise of the option (determined as of the date the option is granted) and may not have an exercise term of more than five years. Incentive stock options are also subject to the further restriction that the aggregate fair market value (determined as of the date of grant) of common stock as to which any such incentive stock option first becomes exercisable in any calendar year, is limited to $100,000. To the extent options covering more than $100,000 worth of common stock first become exercisable in any one calendar year, the excess will be nonstatutory options. For purposes of determining which, if any, options have been granted in excess of the $100,000 limit, options will be considered to become exercisable in the order granted.

     Each director, officer and employee eligible to participate in the incentive plan will be notified by the stock incentive committee. To receive an award under the incentive plan, an award agreement must be executed which specifies the type of award to be granted, the number of shares of common stock (if any) to which the award relates, the terms and conditions of the award and the date granted. In the case of an award of options, the award agreement will also specify the price at which the shares of common stock subject to the option may be purchased, the date(s) on which the option becomes exercisable and whether the option is an incentive stock option or a nonstatutory option.

     The full exercise price for all shares of common stock purchased upon the exercise of options granted under the incentive plan must be paid by cash, personal check, award surrender or common stock owned at the time of exercise. Incentive stock options granted to employees under the incentive plan may remain outstanding and exercisable for ten years from the date of grant or until the expiration of ninety days (or such lesser period as the stock incentive committee may determine) from the date on which the person to whom they were granted ceases to be employed by Main Street. Nonstatutory options and stock appreciation rights granted under the incentive plan remain outstanding and exercisable for such period as the stock incentive committee may determine.

     No awards have been made by the stock incentive committee pursuant to the incentive plan at this time.

INCOME TAX

     Incentive stock options granted under the incentive plan have certain advantageous tax attributes to the recipient under the income tax laws. No taxable income is recognized by the option holder for income tax purposes at the time of the grant or exercise of an incentive stock option, although neither is there any income tax deduction available to Main Street as a result of such a grant or exercise. Any gain or loss recognized by an option holder on the later disposition of shares of common stock acquired pursuant to the exercise of an incentive stock option generally will be treated as capital gain or loss if such disposition does not occur prior to the later of one year after the date of exercise of the option, or two years after the date the option was granted.

     As in the case of incentive stock options, the grant of nonstatutory stock options, restricted stock or stock appreciation rights will not result in taxable income for income tax purposes to the recipient of the awards, nor will Main Street be entitled to an income tax deduction. Upon the exercise of nonstatutory stock options or stock appreciation rights, or the lapse of restrictions on restricted stock, the award holder will generally recognize ordinary income for income tax purposes equal to the difference between the exercise price and the fair market value of the shares of common stock acquired or deemed acquired on the date of exercise, and Main Street will be entitled to an income tax deduction in the amount of the ordinary income recognized by the option holder. In general, any gain or loss realized by the option holder on the subsequent disposition of such shares will be a capital gain or loss.

AMENDMENT AND TERMINATION

     The incentive plan expires ten years after its adoption, unless sooner terminated by the board of directors. The board of directors has authority to amend the incentive plan in such manner as it deems advisable, except that the board of directors is not permitted without shareholder approval to amend the incentive plan in a manner which would materially increase the number of shares with respect to which incentive stock options may be made under the incentive plan or change the class of persons eligible to receive incentive stock option awards under the incentive plan. The incentive plan provides for appropriate adjustment, as determined by the stock incentive committee, in the number, kind and price of shares subject to unexercised options and other awards, in the event of any change in the outstanding shares of common stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event.

REQUIRED AFFIRMATIVE VOTE

     The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting is required to approve the incentive plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED STOCK INCENTIVE PLAN.

                                     GENERAL

     Your proxy is solicited by the board of directors and the cost of solicitation will be paid by Main Street. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of Main Street or its subsidiary banks, acting on Main Street's behalf, may solicit proxies by telephone, telegraph or personal interview. Main Street will, at its expense, upon the receipt of a request from brokers and other custodians, nominees and fiduciaries, forward proxy soliciting material to the beneficial owners of shares held of record.

                                 OTHER BUSINESS

     It is not anticipated that any action will be asked of the shareholders other than that set forth above, but if other matters properly are brought before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

                           FAILURE TO INDICATE CHOICE

     If any shareholder fails to indicate a choice in items (1) or (2) on the proxy card, the shares of such shareholders shall be voted (FOR) in each instance.

                                   By order of the Board of Directors

                                   /s/ Van A. Dukeman

                                   Van A. Dukeman
                                   President and Chief Executive Officer

Champaign, Illinois
May 15, 2000

                       ALL SHAREHOLDERS ARE URGED TO SIGN
                         AND MAIL THEIR PROXIES PROMPTLY

                             MAIN STREET TRUST, INC.

         PROXY FOR COMMON SHARES ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD JUNE 20, 2000

     The undersigned hereby appoints Gregory B. Lykins and Van A. Dukeman, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of common stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of the Shareholders of Main Street Trust, Inc., to be held at The Forum at Carle, 611 West Park Street, in Urbana, Illinois on Tuesday, June 20, 2000, at 7:00 p.m., local time, or any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement, receipt of which is hereby acknowledged, as follows:

1.   ELECTION OF DIRECTORS:

          FOR all nominees listed below           WITHHOLD AUTHORITY
          (except as marked to the contrary       to vote for all nominees
          below)                                  listed below

                    / /                                     / /


     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

CLASS I (TERM EXPIRES 2003): Frederic L. Kenney, Gregory B. Lykins, August C. Meyer, Jr. and Phillip C. Wise

2.   To approve and ratify the Main Street Trust, Inc. 2000 Stock Incentive
     Plan.

          / /                   / /                      / /
          For                 Against                  Abstain

3. In accordance with their discretion, upon all other matters that may properly come before said meeting and any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1 AND FOR PROPOSAL 2.



                                   Dated:                             , 2000
                                         -----------------------------

                                   Signature(s)
                                               -----------------------------


                                   -----------------------------------------


NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.